EXHIBIT 21.1

SUBSIDIARIES

Belk-Simpson Company, Greenville, South Carolina (incorporated in South Carolina)

United Electronic Services, Inc. (incorporated in Virginia)
The Belk Center, Inc. (incorporated in North Carolina)
Belk International, Inc. (incorporated in North Carolina)
Belk National Bank (incorporated in Georgia)
Belk Stores Services, Inc. (incorporated in North Carolina)
Belk Administration Company (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Stores of Virginia LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Accounts Receivable LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Gift Card Company LLC (incorporated in North Carolina)
Belk Merchandising LLC (incorporated in North Carolina) (Subsidiary of Belk International, Inc.)
Belk Texas LP (incorporated in North Carolina)
Belk Texas Holdings LLC (incorporated in North Carolina)